Exhibit 8.2

155 Wellington Street West Toronto, ON M5V 3J7 Canada dwpv.com	File 244504

June 13, 2024

Agnico Eagle Mines Limited

145 King Street East
Suite 400

Toronto, ON M5C 2Y7

Dear Sirs/Mesdames:

Agnico Eagle Mines Limited

We have acted as Canadian counsel to Agnico Eagle Mines Limited (the “Corporation”) in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, that registers 6,000,000 common shares of the Corporation issuable pursuant to the Corporation’s Dividend Reinvestment and Share Purchase Plan.

We hereby confirm to you that, insofar as they describe provisions of Canadian federal income tax law, the statements set forth under the caption “Canadian Federal Income Tax Considerations” in the Registration Statement are, subject to the qualifications, exceptions, assumptions, and limitations contained therein, our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Yours very truly,

/s/ DAVIES WARD PHILLIPS & VINEBERG LLP